Exhibit (a)(1)(A)

COMPANY REPURCHASE NOTICE

TO HOLDERS OF

3.25% EXCHANGEABLE SENIOR DEBENTURES DUE 2024

ISSUED BY

HOST HOTELS & RESORTS, L.P.

(CUSIP No. 44108EAT5)

March 16, 2010

To the Holders of the 3.25% Exchangeable Senior Debentures Due 2024 (the “Debentures”) issued by Host Hotels & Resorts, L.P.:

Host Hotels & Resorts, L.P., a Delaware limited partnership (the “Company”), by this written notice (the “Company Repurchase Notice”) hereby notifies the Trustee and the holders of the Debentures (the “Holders”) that pursuant to Section 5.02 of that certain Thirteenth Supplemental Indenture, dated as of March 16, 2004, as amended, among the Company, Host Hotels & Resorts, Inc., the subsidiary guarantors therein and The Bank of New York Mellon, as Trustee, (the “Thirteenth Supplemental Indenture”) to the Amended and Restated Indenture, dated as of August 5, 1998, as amended and supplemented (the “Indenture”), that Holders may at their option require the Company to repurchase their Debentures by delivery of a written notice of repurchase (a “Repurchase Notice”), a form of which is included herewith, to the Paying Agent in the manner set forth in this Company Repurchase Notice and pursuant to the Thirteenth Supplemental Indenture and the Indenture. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Thirteenth Supplemental Indenture and Indenture.

Repurchase Date: April 15, 2010.

Repurchase Notice Date: April 13, 2010.

Repurchase Price: 100% of the aggregate principal amount of the Debentures.

Pursuant to Section 5.02 of the Thirteenth Supplemental Indenture, a Repurchase Notice must be delivered to the Paying Agent by 5:00 p.m. New York City time on April 13, 2010 (the “Repurchase Notice Date”) and the Debentures be surrendered to the Paying Agent prior to, on or after April 15, 2010 (the “Repurchase Date”) to collect payment of the aggregate Repurchase Price. Unless the Company defaults in making the payment of the aggregate Repurchase Price, interest and Liquidated Damages, if any, on Debentures covered by any Repurchase Notice will cease to accrue on and after the Repurchase Date.

The aggregate Repurchase Price for any Debentures as to which a Repurchase Notice has been given and not validly withdrawn shall be paid promptly by the Company to the Paying Agent prior to 10:00 a.m., New York City time, on the Repurchase Date and the Paying Agent will promptly pay Holders of Debentures as to which a Repurchase Notice has been given and not validly withdrawn at the later of the Repurchase Date and the time of book-entry transfer or delivery to the Paying Agent of such Debenture.

To exercise its option to have the Company repurchase its Debentures, a Holder must deliver the Repurchase Notice to the Paying Agent during the period beginning at any time after 9:00 a.m. New York City time on March 16, 2010 and before 5:00 p.m. on the Repurchase Notice Date and effect a book-entry transfer of the Debentures to the Paying Agent through the transmittal procedures of the Depository Trust Company (“DTC”), such book-entry transfer or delivery of the Debentures being a condition to receipt by a Holder of the Repurchase Price therefor. To prevent backup withholding on payments made to a surrendering Holder, each such Holder that is a U.S. person for U.S. federal income tax purposes should submit a properly completed IRS Form W-9 and each such Holder that is not a U.S. person for U.S. federal income tax purposes should submit a properly completed IRS Form W-8BEN (or other applicable form).

A Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Thirteenth Supplemental Indenture and Indenture at any time prior to 5:00 p.m., New York City time, on the Repurchase Notice Date.

To exercise your option to have the Company purchase the Debentures and receive payment of 100% of the principal amount of the Debentures, you must validly deliver a Repurchase Notice prior to 5:00 p.m., New York City time, on the Repurchase Notice Date and surrender the Debentures for which a Repurchase Notice has been delivered. A Repurchase Notice and Debentures surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Repurchase Notice Date. The right of Holders to surrender Debentures for purchase through a validly delivered Repurchase Notice expires at 5:00 p.m., New York City time, on the Repurchase Notice Date.

The Trustee has informed the Company that, as of the date of this notice, all custodians and beneficial holders of the Debentures hold the Debentures through DTC accounts and that there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

The Paying Agent is:

The Bank of New York Mellon

Cheryl L. Clarke

Vice President

The Bank of New York Mellon

101 Barclay Street, 8W

New York, NY 10286

Phone: (212) 815-5360

Fax: (732) 667-9188

Email: cheryl.clarke@bnymellon.com

Additional copies of this repurchase notice may be obtained from the Paying Agent at its addresses set forth above.

FORM OF REPURCHASE NOTICE

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Debenture purchased by the Company pursuant to Section 5.02 of the Thirteenth Supplemental Indenture, check the appropriate box:

☐ Section 5.02 (Repurchase Option)

If you want to elect to have only part of this Debenture purchased by the Company pursuant to Section 5.02 of the Thirteenth Supplemental Indenture state the amount you want to be purchased: $            .

All Debentures surrendered for purchase hereunder must be delivered through the Automatic Tender Offer Program (ATOP) of the Depository Trust Company (DTC). In surrendering through ATOP, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the terms of the Repurchase Option.

Date:	Signature:
(Sign exactly as your name appears on the other side of this Debenture)

Signature Guarantee*:

*	NOTICE: The Signature must be guaranteed by an Institution that is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

No person has been authorized to give any information or to make any representations other than those contained in the Put Option and, if given or made, such information or representations must not be relied upon as having been authorized. The Put Option does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Put Option shall not under any circumstances create any implication that the information contained in the Put Option is current as of any time subsequent to the date of such information. None of the Company, Host Hotels & Resorts, Inc. (including its board of directors and officers) or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Debentures. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Debentures for purchase and, if so, the amount of Debentures to surrender.

SUMMARY TERM SHEET

The following are answers to some of the questions that you, as a Holder, may have about the Put Option. We urge you to read carefully the remainder of this Company Repurchase Notice because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document. We have included page references to direct you to a more complete description of the topics in this Summary Term Sheet. In this Summary Term Sheet, “Host Hotels & Resorts, L.P.,” “we,” “us,” “our” and the “Company” refer to Host Hotels & Resorts, L.P. and its consolidated subsidiaries, unless the context requires otherwise.

Who is offering to purchase the Debentures?

Host Hotels & Resorts, L.P., a Delaware limited partnership (the “Company”), is obligated, at your option, to purchase your validly surrendered 3.25% Exchangeable Senior Debentures due 2024 (the “Debentures”). (Page 5)

Why is the Company offering to purchase my Debentures?

The right of each holder (the “Holder”) of the Debentures to sell, and the obligation of the Company to purchase, the Debentures pursuant to the Put Option is a term of the Debentures and has been a right of Holders from the time the Debentures were issued. We are required to repurchase the Debentures of any Holder exercising the Put Option pursuant to the terms of the Debentures, the Thirteenth Supplemental Indenture and the Indenture (each of which are defined below). (Page 5)

What Debentures is the Company obligated to purchase?

We are obligated to purchase all of the Debentures for which a written notice of repurchase (a “Repurchase Notice”) has been properly delivered to the Paying Agent and not validly withdrawn at the option of the Holder prior to 5:00 p.m. New York City time on April 13, 2010 (the “Repurchase Notice Date”) pursuant to the terms of the Debentures, the Thirteenth Supplemental Indenture and the Indenture (each of which is defined below). As of March 15, 2010, there was $ 325 million aggregate principal amount at maturity of Debentures outstanding. The Debentures were issued under the Thirteenth Supplemental Indenture, dated as of March 16, 2004, as amended, among the Company, Host Hotels & Resorts, Inc., the subsidiary guarantors therein and The Bank of New York Mellon, as Trustee and Paying Agent (the “Thirteenth Supplemental Indenture”) to the Amended and Restated Indenture, dated as of August 5, 1998, as amended and supplemented (the “Indenture”). (Page 5)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Thirteenth Supplemental Indenture, the Indenture and the Debentures, we will pay $1,000 in cash for each $1,000 principal amount of Debentures (the “Repurchase Price”) with respect to any and all Debentures for which a Repurchase Notice has been properly delivered and not validly withdrawn. (Page 6)

What are the significant conditions to the Put Option?

The purchase by us of validly surrendered Debentures is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Company Repurchase Notice. (Page 5)

How can I determine the market value of the Debentures?

There is no established reporting system or market for trading in the Debentures. To the extent the Debentures are traded, prices of the Debentures may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price and implied volatility of the common stock, $0.01 par value per share (the “Common Stock”), of our general partner, Host Hotels & Resorts, Inc., and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Debentures prior to making any decision with respect to the Put Option. The Common Stock, into which the Debentures are exchangeable under the terms and conditions set forth in the Thirteenth Supplemental Indenture and Indenture, is listed on the New York Stock Exchange (“NYSE”) under the symbol “HST.” On March 12, 2010, the closing price of the Common Stock, as reported on NYSE, was $13.09 per share. (Page 6)

What is the process for delivering a Repurchase Notice and surrendering the Debentures pursuant to the Put Option?

To surrender your Debentures for purchase pursuant to the Put Option you must deliver a Repurchase Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Repurchase Notice Date and surrender the Debentures for which a Repurchase Notice was delivered through the transmittal procedures of the Depository Trust Company (“DTC”) prior to, on or after April 15, 2010 (the “Repurchase Date”).

•

Holders whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Debentures and instruct such nominee to surrender the Debentures on the Holder’s behalf through the transmittal procedures of DTC.

•

Holders who are DTC participants should surrender their Debentures electronically through DTC’s ATOP (as defined herein) system, subject to the terms and procedures of that system prior to, on or after the Repurchase Date.

By surrendering your Debentures through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Company Repurchase Notice. (Page 8)

To prevent backup withholding on payments made to a surrendering Holder, each such Holder that is a U.S. person for U.S. federal income tax purposes should submit a properly completed IRS Form W-9 and each such Holder that is not a U.S. person for U.S. federal income tax purposes should submit a properly completed IRS Form W-8BEN (or other applicable form). (Page 15)

When does the Put Option expire?

Holders’ right to deliver a Repurchase Notice pursuant to the Put Option expires at 5:00 p.m., New York City time, on the Repurchase Notice Date. We will not extend the period Holders have to accept the Put Option unless required to do so by the Federal Securities laws. (Page 8)

If I surrender my Debentures, when will I receive payment for them?

We will accept for payment all validly surrendered Debentures for which a Repurchase Notice was delivered and not validly withdrawn prior to 5:00 p.m. New York City time on the Repurchase Notice Date. We will promptly forward to the Paying Agent, prior to 10:00 a.m., New York City time, on the Repurchase Date, the appropriate amount of cash required to pay the Repurchase Price for the Debentures for which a Repurchase Notice was delivered. The Paying Agent will promptly distribute to DTC, the sole record Holder, the appropriate amount of cash required to pay the aggregate Repurchase Price for the Debentures that were validly surrendered through the transmittal procedures of DTC to the Paying Agent. DTC will thereafter distribute the cash to its participants in accordance with its procedures. Upon payment of the aggregate Repurchase Price to the Paying Agent, each Debenture for which Repurchase Notice has been delivered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Repurchase Notice Date, will cease to be outstanding and interest and Liquidated Damages, if any, on such Debentures will cease to accrue, whether or not such Debentures are delivered to the Paying Agent, and the rights of the Holders in respect thereof shall terminate (other than the right to receive the Repurchase Price upon delivery of the Debentures for which a Repurchase Notice has been delivered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Repurchase Notice Date). (Page 11)

Until what time can I withdraw a previously delivered Repurchase Notice?

Holders may validly withdraw their Repurchase Notice at any time on or before 5:00 p.m., New York City time, on the Repurchase Notice Date. (Page 10)

How do I withdraw a previously delivered Repurchase Notice?

You can validly withdraw a Repurchase Notice at any time until 5:00 p.m., New York City time, on the Repurchase Notice Date in accordance with the procedures described herein and in accordance with the withdrawal procedures of DTC. (Page 10)

Do I need to do anything if I do not wish to surrender my Debentures for purchase?

No. If you do not deliver a Repurchase Notice, or if you deliver a Repurchase Notice and subsequently validly withdraw the Repurchase Notice, prior to 5:00 p.m., New York City time, on the Repurchase Notice Date, we will not purchase your Debentures and such Debentures will remain outstanding subject to their existing terms. (Page 6)

If I choose to surrender my Debentures for purchase, do I have to surrender all of my Debentures?

No. You may surrender all of your Debentures, a portion of your Debentures or none of your Debentures for purchase. If you wish to surrender a portion of your Debentures for purchase, however, you must surrender your Debentures in a principal amount at maturity of $1,000 or an integral multiple thereof and set forth the amount of the Debentures you are surrendering for purchase on the Repurchase Notice. (Page 8)

What happens to Debentures that are not surrendered?

Any Debentures for which a Repurchase Notice is not submitted, or for which a Repurchase Notice was validly withdrawn, will continue to be our obligations. Holders of those outstanding Debentures will continue to have all the rights associated with those Debentures. (Page 8)

May Holders still exchange the Debentures for shares of Host Hotels & Resorts, Inc.’s common stock?

Holders who do not validly deliver a Repurchase Notice will continue to have the right to exchange the Debentures for shares of the Common Stock, subject to the terms, conditions and adjustments specified in the Thirteenth Supplemental Indenture, Indenture and the Debentures. However, if you tender your Debentures in the Put Option by delivering a Repurchase Notice, you may exchange your Debentures only if you validly withdraw your Repurchase Notice before your right to withdraw has expired. As of the date of this Company Repurchase Notice, the Debentures are not currently exchangeable for Common Stock under the terms of and conditions set forth in the Thirteenth Supplemental Indenture, Indenture and Debentures. (Page 6)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Debentures for purchase in the Put Option?

The receipt of cash in exchange for Debentures pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequence to you. (Page 13)

Who is the Paying Agent?

The Bank of New York Mellon, the trustee under the Thirteenth Supplemental Indenture and Indenture, is serving as Paying Agent in connection with the Put Option. Its address and telephone and facsimile numbers are set forth on the cover of this Company Repurchase Notice. (Page 6)

Who can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection with the delivery of a Repurchase Notice and surrender of Debentures for purchase in the Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Company Repurchase Notice. (Cover Page)

What does the Company and the Board of Directors of Host Hotels & Resorts, Inc., the general partner of the Company, think of the Put Option?

The Company and Host Hotels & Resorts, Inc. (including its board of directors and officers) have not made any recommendation as to whether you should deliver a Repurchase Notice and surrender your Debentures for purchase in the Put Option. You must make your own decision whether to surrender your Debentures for purchase in the Put Option and, if so, the amount of Debentures to surrender. (Page 17)

IMPORTANT INFORMATION CONCERNING THE OPTION

1. Information Concerning the Company. Host Hotels & Resorts, L.P., a Delaware limited partnership (the “Company”), is obligated to purchase the 3.25% Exchangeable Senior Debentures Due 2024 (the “Debentures”) for which a written notice of repurchase (the “Repurchase Notice”) has been delivered pursuant to the Put Option and not validly withdrawn. The Debentures are exchangeable for shares of common stock, $0.01 par value per share, (the “Common Stock”) of Host Hotels & Resorts, Inc., a Maryland corporation and general partner of the Company, subject to the terms, conditions and adjustments specified in the Thirteenth Supplemental Indenture (as defined below), the Indenture (as defined below) and the Debentures.

Unless the context indicates otherwise, references to “Host Hotels & Resorts, L.P.”, “we”, “us”, “our”, or the “Company”, include Host Hotels & Resorts, L.P. and its consolidated subsidiaries. Host Hotels & Resorts, L.P. is a Delaware limited partnership operating through an umbrella partnership structure with Host Hotels & Resorts, Inc., a Maryland corporation, as its sole general partner. Together with Host Hotels & Resorts, Inc., we operate as a self-managed and self-administered real estate investment trust, or REIT. In addition to being our sole general partner, Host Hotels & Resorts, Inc. holds approximately 98% of our partnership interests. Our corporate offices are located at 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is 240-744-1000.

2. Information Concerning the Debentures. The Debentures were issued under the Thirteenth Supplemental Indenture, dated as of March 16, 2004, as amended (the “Thirteenth Supplemental Indenture”), between the Company, Host Hotels & Resorts, Inc., subsidiary guarantors therein and The Bank of New York Mellon, as trustee (the “Trustee”), to the Amended and Restated Indenture, dated as of August 5, 1998, as amended and supplemented (the “Indenture”). The Debentures mature on April 15, 2024. The Debentures are guaranteed by certain Subsidiary Guarantors as set forth in the Thirteenth Supplemental Indenture and the Indenture. Each Subsidiary Guarantee with respect to the Debentures is a senior obligation of the Subsidiary Guarantor and will be full and unconditional regardless of the enforceability of the Debentures, the Thirteenth Supplemental Indenture or the Indenture.

2.1. The Company’s Obligation to Purchase the Debentures. Pursuant to the terms of the Debentures, the Thirteenth Supplemental Indenture and the Indenture, the Company is obligated to purchase all Debentures for which a Repurchase Notice has been validly delivered and not validly withdrawn, at the option of each holder of Debentures (each a “Holder”), by 5:00 p.m., New York City time, on April 13, 2010 (the “Repurchase Notice Date”). This Put Option will expire at 5:00 p.m., New York City time, on the Repurchase Notice Date. If we make any change to this Put Option that we determine constitutes a material change, or if we waive a material condition to this Put Option, we will promptly disclose the change or waiver in a supplement to this Company Repurchase Notice that we will distribute to registered holders, and we will make a public announcement of such change or waiver promptly afterward by means of a press release. We may be required to extend the Repurchase Notice Date for a period of five to ten business days, depending on the significance of the change or waiver, if the Put Option would otherwise expire during the five to ten business day period. If we are required to extend the Repurchase Notice Date, we will make a public announcement of such extension promptly by means of a press release. If we are required to extend the Repurchase Notice Date and do not accept and pay promptly after 10:00 a.m., New York City time, on April 15, 2010 (the “Repurchase Date”) for Debentures for which a Repurchase Notice was delivered and not validly withdrawn by 5:00 p.m., New York City time, on the Repurchase Notice Date, such failure to pay may be a default under the Indenture; provided, however, that pursuant to the Thirteenth Supplemental Indenture, to the extent that the provisions of any securities laws or regulations conflict with the provisions of the Thirteenth Supplemental Indenture relating to the Company’s obligation to purchase the Debentures, the Company’s compliance with such laws and regulations shall not in of itself cause a breach of its obligations under the provisions of the Thirteenth Supplemental Indenture relating to the Company’s obligation to purchase the Debentures. The purchase by the Company of validly surrendered Debentures is not subject to any condition other than such purchase being lawful and the procedural requirements described in this Company Repurchase Notice.

2.2. Repurchase Price. Pursuant to the Thirteenth Supplemental Indenture, the Indenture and the Debentures, the purchase price to be paid by the Company for the Debentures on the Repurchase Date is $1,000 per $1,000 principal amount at maturity of the Debentures (the “Repurchase Price”). Prior to 10:00 a.m., New York City time, on the Repurchase Date, the Company will deposit with The Bank of New York Mellon as Paying Agent (the “Paying Agent”) an amount of cash sufficient to pay the aggregate Repurchase Price with respect to any and all Debentures for which a Repurchase Notice was validly delivered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Repurchase Notice Date. Debentures surrendered for purchase will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof. Promptly after receiving the Repurchase Price from the Company, the Paying Agent will pay the Repurchase Price to Holders who have effected a book-entry transfer to the Paying Agent of the Debentures for which a Repurchase Notice was delivered and not validly withdrawn through the transmittal procedures of the Depository Trust Company (“DTC”). Book-entry transfer or delivery of the Debentures in conformance in all respects to the description thereof in the related Repurchase Notice is a condition to receipt by the Holder of the Repurchase Price therefor.

The Repurchase Price is based solely on the requirements of the Thirteenth Supplemental Indenture, the Indenture and the Debentures and bears no relationship to the market price of the Debentures or the Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Debentures on the Repurchase Notice Date. Holders of Debentures are urged to obtain the best available information as to potential current market prices of the Debentures, to the extent available, and the Common Stock before making a decision whether to surrender their Debentures for purchase.

None of the Company, its employees or Host Hotels & Resorts, Inc. (including its board of directors, officers and employees) are making any recommendation to Holders as to whether to surrender or refrain from surrendering Debentures for purchase pursuant to this Company Repurchase Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Debentures for purchase and, if so, the principal amount of Debentures to surrender based on such Holder’s assessment of current market value of the Debentures and the Common Stock and other relevant factors.

2.3. Exchange Rights of the Debentures. Holders that do not deliver a Repurchase Notice pursuant to the Put Option will maintain the right to exchange their Debentures for Common Stock, subject to the terms, conditions and adjustments specified in the Thirteenth Supplemental Indenture, the Indenture and the Debentures. Any Debentures for which a Repurchase Notice was delivered pursuant to the Put Option may be exchanged in accordance with the terms of the Thirteenth Supplemental Indenture, the Indenture and the Debenture only if such Repurchase Notice has been validly withdrawn prior to 5:00 p.m., New York City time, on the Repurchase Notice Date, as described in Section 4 below.

2.4. Market for the Debentures and the Common Stock. There is no established reporting system or trading market for trading in the Debentures. We believe that trading in the Debentures has been limited and sporadic. We believe that there is no practical way to accurately determine the trading history of the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar Debentures. Following the expiration of the Put Option, we expect that Debentures not purchased in the Put Option will continue to be traded over-the-counter; however, the trading market for the Debentures may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of a significant amount of the Debentures pursuant to the Put Option will reduce the float and may negatively affect the liquidity, market value and price volatility of the Debentures that remain outstanding following the Put Option. We cannot assure you that a market will exist for the Debentures following the Put Option. The extent of the public market for the Debentures following consummation of the Put Option will depend upon, among other things, the remaining outstanding principal amount at maturity of the Debentures at such time, the number of holders of Debentures remaining at that time and the interest on the part of securities firms in maintaining a market in the Debentures. The Trustee has informed us that, as of the date of this Company Repurchase Notice, all of the Debentures are held in global form through DTC. As of the close of business on March 15, 2010, there was $325 million aggregate principal amount at maturity of Debentures outstanding and DTC was the sole record Holder of the Debentures.

The Common Stock for which the Debentures may be exchanged is traded on the New York Stock Exchange (“NYSE”) under the symbol “HST.” The following table sets forth, for the fiscal periods indicated, the high and low closing sales prices per share of our common stock as reported on the NYSE Composite Tape:

Fiscal Period	Stock Price
	High		Low
2008
1st Quarter	$17.41		$15.57
2nd Quarter	18.76		15.28
3rd Quarter	15.51		11.14
4th Quarter	17.00		5.06
2009
1st Quarter	8.10		3.40
2nd Quarter	9.70		3.72
3rd Quarter	10.86		7.24
4th Quarter	12.13		9.68
2010
1st Quarter	13.25	(1)	10.46	(1)

(1)	The high and low sales prices for trades for the first fiscal quarter of 2010 is through March 12, 2010.

The closing price of the Common Stock on March 12, 2010, was $13.09 per share. As of March 12, 2010, there were approximately 655,500,894 shares of Common Stock outstanding. We urge you to obtain current market information for the Debentures, to the extent available, and the Common Stock before making any decision to surrender your Debentures pursuant to the Put Option.

2.5. Redemption. We may redeem the Debentures, in whole or in part, at any time for cash equal to the following Redemption Prices (expressed as percentages of the principal amount of the Debentures) plus accrued and unpaid interest (including Liquidated Damages, if any) up to but not including the Redemption Date, as provided for in the Thirteenth Supplemental Indenture and the Debentures:

Redemption Date	Percentage
January 15, 2010	100.136%
April 15, 2010 and thereafter	100.000%

2.6. Change in Control. If a Change in Control (as defined in the Thirteenth Supplemental Indenture) occurs prior to April 15, 2010, each Holder may require that we repurchase all or a portion of the Holder’s Debentures (in whole or in part) on the date fixed by us that is not more than 30 Business Days after we give notice of the Change in Control. We will repurchase the Debentures for an amount of cash equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including Liquidated Damages, if any) up to but not including the date of repurchase.

2.7. Ranking. The Debentures are senior secured obligations and rank equally in right of payment with all of our other senior notes, our existing and future senior indebtedness and are senior to any future subordinated indebtedness. The Debentures are effectively subordinated to any future indebtedness that is secured by assets other than the equity interests in our subsidiaries that secure the Debentures. The Debentures, while guaranteed by certain of our subsidiaries, will be structurally subordinated to certain liabilities of our subsidiaries. The Debentures do not restrict us or our subsidiaries from incurring additional liabilities and secured indebtedness.

2.8. Dividends. The Holders of Debentures are not entitled to dividends. Upon exchange for Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.

3. Procedures to be Followed by Holders Electing to Surrender Debentures for Purchase. Holders will not be entitled to receive the Repurchase Price for their Debentures unless (a) they validly deliver and do not validly withdraw a Repurchase Notice on or before 5:00 p.m., New York City time, on the Repurchase Date and (b) they validly surrender through the transmittal procedures of DTC the Debentures to the Paying Agent prior to, on or after the Repurchase Date. Only registered Holders are authorized to surrender their Debentures for purchase. Holders may surrender some or all of their Debentures; however, any Debentures surrendered must be in $1,000 principal amount at maturity or an integral multiple thereof. If Holders do not validly deliver a Repurchase Notice on or before 5:00 p.m., New York City time, on the Repurchase Date, their Debentures will remain outstanding subject to the existing terms of the Debentures.

3.1. Method of Delivery. The Trustee has informed the Company that, as of the date of this Company Repurchase Notice, all custodians and beneficial holders of the Debentures hold the Debentures through DTC accounts and that there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for purchase hereunder must be delivered through DTC’s Automatic Tender Offer Program (“ATOP”). This Company Repurchase Notice and delivery of Debentures via ATOP will satisfy the notice requirements of the Thirteenth Supplemental Indenture. Delivery of Debentures and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Debentures.

3.2. Agreement to be Bound by the Terms of the Put Option. By surrendering your Debentures through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Debentures shall be purchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Company Repurchase Notice;

•

upon the terms and subject to the conditions set forth in this Company Repurchase Notice, the Thirteenth Supplemental Indenture, the Indenture and the Debentures, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Debentures surrendered, (ii) releases and discharges the Company, its employees and affiliates and the directors, officers, employees and affiliates of the Company’s general partner, Host Hotels & Resorts, Inc., from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Debentures, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Debentures or to participate in any redemption or defeasance of the Debentures and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Debenture, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Debentures, or transfer ownership of such Debentures, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Debentures for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Debentures that are purchased by the Company), all in accordance with the terms set forth in this Company Repurchase Notice;

•

such Holder represents and warrants that such Holder (i) owns the Debentures surrendered and is entitled to surrender such Debentures and (ii) has full power and authority to surrender, sell, assign and transfer the Debentures surrendered hereby and that when such Debentures are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such Holders agree, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Debentures surrendered;

•

such Holder understands that all Debentures for which a Repurchase Notice is validly delivered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Repurchase Notice Date will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Thirteenth Supplemental Indenture, the Indenture, the Debentures, the Company Repurchase Notice and related notice materials, as amended and supplemented from time to time;

•

payment for Debentures purchased pursuant to the Company Repurchase Notice will be made by deposit of the aggregate Repurchase Price for such Debentures with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•

Repurchase Notices may be validly withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Repurchase Notice at any time prior to 5:00 p.m., New York City time, on the Repurchase Notice Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery of the Repurchase Notice and the delivery or transfer and surrender of the Debentures is not effective, and the risk of loss of the Debentures does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Debentures pursuant to the procedures described in this Company Repurchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

3.3. Delivery of Debentures.

Debentures Held Through a Custodian. A Holder whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Debentures and instruct such nominee to surrender the Debentures for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Debentures in Global Form” on or prior to 5:00 p.m., New York City time, on the Repurchase Date.

Debentures in Global Form. A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Debentures by electronically transmitting such Holder’s acceptance through ATOP, subject to the terms and procedures of that system on or prior to 5:00 p.m., New York City time, on the Repurchase Date.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the terms of the Put Option, including those set forth above under “- Agreement to be Bound by the Terms of the Put Option.”

4. Right of Withdrawal. A Repurchase Notice may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Repurchase Notice Date. In order to validly withdraw a Repurchase Notice, the Holder must deliver a written notice of withdrawal to the Paying Agent at any time prior to 5:00 p.m., New York City time, on the Repurchase Notice Date. If any Debentures were transferred by book-entry, Holders must comply with the withdrawal procedures of the DTC. Repurchase Notices validly withdrawn from the Put Option may be redelivered prior to 5:00 p.m., New York City time, on the Repurchase Notice Date by following the procedures described in Section 3 above.

This means that to validly withdraw a Repurchase Notice, the Holder must deliver, or cause to be delivered, a valid written withdrawal request to the Paying Agent at any time prior to 5:00 p.m., New York City time, on the Repurchase Notice Date. The withdrawal notice must:

•

specify the certificate number of the Debenture in respect of which such notice of withdrawal is being submitted, if certificated Debentures have been issued, or comply with applicable Depositary procedures, if the Debentures are not in certificated form;

•	specify the principal amount of the Debentures with respect to which such notice of withdrawal is being submitted; and

•	specify the principal amount, if any, of such Debentures which remains subject to the original Repurchase Notice and which has been or will be delivered for purchase by the Company.

If a Holder who has validly withdrawn a Repurchase Notice also surrendered Debentures, the Holder must deliver, or cause to be delivered, a valid withdrawal request through ATOP from the tendering DTC participant. The withdrawal notice must:

•

specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Debentures were tendered and such participant’s account number at DTC to be credited with the withdrawn Debentures;

•	contain a description of the Debentures to be withdrawn (including the principal amount to be withdrawn); and

•

be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Debentures.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5. Payment for Surrendered Debentures. We will forward to the Paying Agent, prior to 10:00 a.m., New York City time, on the Repurchase Date, the appropriate amount of cash required to pay the aggregate Repurchase Price for the Debentures for which a Repurchase Notice has been delivered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Repurchase Notice Date. Promptly after receiving the aggregate Repurchase Price from us, the Paying Agent will cause the cash to be distributed to each record Holder that has validly delivered its Debentures prior to, on or after the Repurchase Date (together with all necessary endorsements) to the Paying Agent. Upon payment of the aggregate Repurchase Price to the Paying Agent, each Debenture for which Repurchase Notice has been tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Repurchase Notice Date, will cease to be outstanding and interest and Liquidated Damages, if any, on such Debentures will cease to accrue, whether or not such Debentures are delivered to the Paying Agent, and the rights of the Holders in respect thereof shall terminate (other than the right to receive the Repurchase Price upon delivery of the Debentures for which a Repurchase Notice has been validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Repurchase Notice Date).

The total amount of funds required by us to purchase all of the Debentures is $325 million (assuming all of the Debentures are validly surrendered for purchase and accepted for payment). We intend to use available cash to repurchase the Debentures for which Repurchase Notices are validly submitted and not validly withdrawn pursuant to this Put Option.

6. Debentures Acquired. Any Debentures purchased by us pursuant to the Put Option will be cancelled by the Trustee and will cease to be outstanding as of the Repurchase Date, pursuant to the terms of the Debentures, Thirteenth Supplemental Indenture and the Indenture.

7. Plans or Proposals of the Company. Except as publicly disclosed on or prior to the date of this Company Repurchase Notice, the Company does not currently have any plans which would be material to a Holder’s decision to surrender Debentures for purchase in the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•

any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•

any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Debentures. Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•	none of the Company, Host Hotels & Resorts, Inc. (including its board of directors and officers), the Company’s subsidiaries or other affiliates has any beneficial interest in the Debentures;

•	the Company will not purchase any Debentures from such persons; or

•	during the 60 days preceding the date of this Company Repurchase Notice, none of such officers, directors or affiliates has engaged in any transactions in the Debentures.

A list of the directors and executive officers of the Company’s general partner, Host Hotels & Resorts, Inc., is attached to this Company Repurchase Notice as Annex A.

9. Purchases of Debentures by the Company and its Affiliates. Each of the Company and its affiliates, including Host Hotel & Resorts Inc.’s executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Debentures (or the right to purchase Debentures) other than through the Put Option until at least the tenth business day after the Repurchase Date. Following such time, if any Debentures remain outstanding, the Company and its affiliates may purchase Debentures in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase

Price. Any decision to purchase Debentures after the Put Option, if any, will depend upon many factors, including the market price of the Debentures, the amount of Debentures surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

10. Material United States Tax Considerations. The following discussion is a summary of certain U.S. federal income tax considerations relevant to the sale of the Debentures pursuant to the Put Option. This discussion applies only to persons who hold the Debentures as capital assets (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)). This discussion is based upon the Code, Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect.

This discussion does not discuss every aspect of U.S. federal income taxation that may be relevant to a particular taxpayer in light of their personal circumstances or to persons who are otherwise subject to special tax treatment (including, without limitation, banks, broker-dealers, insurance companies, pension and other employee benefit plans, tax-exempt organizations and entities, persons who acquire Debentures in connection with the performance of services, certain U.S. expatriates, persons holding Debentures as a part of a hedging or conversion transaction or a straddle, partnerships or pass-through entities and owners of an interest therein, United States persons whose functional currency is not the U.S. dollar and, except to the extent discussed below, persons who are not U.S. Holders (as defined below)) and it does not discuss the effect of any applicable U.S. state and local or non-U.S. federal tax laws or U.S. federal tax laws other than U.S. income tax law. We have not sought and will not seek any rulings from the IRS concerning the tax consequences of the repurchase of the Debentures and, accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below.

If a partnership holds Debentures, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Debentures, you should consult your tax advisor regarding the tax consequences of the repurchase of the Debentures.

This summary does not describe all of the tax considerations that may be relevant to you. Each Holder is urged to consult such Holder’s own tax advisor with respect to the U.S. federal income tax consequences of the repurchase of Debentures, as well as any tax consequences applicable under the laws of any U.S. state, local or non-U.S. taxing jurisdiction and other U.S. federal tax laws.

U.S. Holders. As used herein, the term “U.S. Holder” refers to a beneficial owner of Debentures that is classified for U.S. federal income tax purposes as a “United States person”. For this purpose, a United States person includes any person who is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or of any state or political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be treated as United States persons shall also be considered U.S. Holders.

Upon the sale of a Debenture pursuant to the Put Option, a U.S. Holder will recognize gain or loss to the extent of the difference between the cash received in exchange therefor (except to the extent attributable to the payment of accrued and unpaid interest on the Debentures, which generally will be taxed as ordinary income to the extent that the holder has not previously recognized this income), and the U.S. Holder’s adjusted tax basis in the Debentures. A U.S. Holder’s tax basis in a Debenture will initially equal the cost of the Debenture and will subsequently be increased by accrued original issue discount and any market discount previously included in income by the U.S. holder with respect to the Debenture and reduced by any amortizable bond premium previously taken into account by the U.S. holder with respect to the Debenture. Generally, except to the extent of accrued market discount (if any) on repurchased Debentures that such holder has not previously included in income (which will be taxable as ordinary income as discussed below), any such gain or loss recognized by a U.S. Holder upon the repurchase will be capital gain or loss. In the case of a non-corporate U.S. Holder, such capital gain will be subject to tax at a reduced rate if the Debenture is held for more than one year. The deductibility of capital losses is subject to limitation.

An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased a Debenture at a “market discount.” Subject to a statutory de minimis exception, Debentures have market discount if they were purchased at an amount less than the revised issue price of the Debentures. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by a U.S. Holder on the sale of Debentures having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the lesser of (a) the gain recognized or (b) the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant-yield basis) while such Debentures were held by the U.S. Holder.

Non-U.S. Holders. As used herein, the term “Non-U.S. Holder” refers to a beneficial owner of Debentures that is classified for U.S. federal income tax purposes as (i) a non-resident alien individual, (ii) a foreign corporation, or (iii) a foreign estate or trust.

In general, amounts received by a Non-U.S. Holder on the repurchase of the Debentures attributable to interest will not be subject to U.S. federal withholding tax under the so-called “portfolio interest” exception provided that:

•	the Non-U.S. Holder does not actually or constructively own a 10% or greater interest in our capital or profits;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	the Non-U.S. Holder is not a bank that received the Debentures on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (1) the Non-U.S. Holder certifies on IRS Form W-8BEN (or a suitable substitute or successor form) provided to us or the Paying Agent, under penalties of perjury, that it is not a United States person and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Debentures on behalf of the Non-U.S. Holder certifies to us or the Paying Agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a United States person and provides us or the Paying Agent with a copy of such statement or (3) the Non-U.S. Holder holds its Debentures directly through a “qualified intermediary” and the qualified intermediary has sufficient information in its files indicating that the holder is not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (i) is either a U.S. or non-U.S. entity, (ii) is acting out of a non-U.S. branch or office and (iii) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest to such holder will be subject to the 30% U.S. federal withholding tax and will be made net of such withholding, unless, prior to such payment of interest, the holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the Debenture is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a Debenture is effectively connected with the conduct of that trade or business, the holder will be subject to U.S. federal income tax on that interest on a net income basis (although the holder will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) generally in the same manner as if the Non-U.S. Holder was a United States person as defined under the Code. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

A non-U.S. Holder generally will not be subject to U.S. federal income taxation, including by way of withholding, on gain recognized on a repurchase of a Debenture unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder), (ii) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met, or (iii) the Debenture constitutes a “United States real property interest,” or USRPI, within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”).

A Non-U.S. Holder described in clause (i) above generally will be subject to U.S. federal income tax on any net gain derived from the sale of its Debentures in the same manner as if it were a U.S. Holder. In addition, Non-U.S. Holders described in clause (i) that are foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax. A Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% U.S. federal income tax on the gain recognized on the sale, which may be offset by U.S. source capital losses.

In the event that a Debenture constitutes a USRPI, any gain recognized on the sale of the Debenture will be subject to tax in the same manner as an investment described in clause (i) above. Although the application of the FIRPTA rules to the Debentures is not entirely clear, based on the law, facts and circumstances as they currently exist, we intend to take the position that the Debentures will not constitute USRPIs at the time of sale pursuant to the Put Option and consequently we currently do not intend to withhold U.S. federal income tax from amounts payable to a Non-U.S. Holder upon a sale of Debentures pursuant to the Put Option. However, it is possible that the IRS could disagree with our position, in which case a Non-U.S. Holder would be liable for U.S. federal income tax under FIRPTA upon such sale and could be liable for interest and penalties if such Holder fails to timely file a U.S. federal income tax return and pay such tax when due. Additionally, if circumstances change, we may withhold 10% of any amounts payable to a Non-U.S. Holder upon a sale of Debentures pursuant to the Put Option. Such withheld amount may not satisfy a Non-U.S. Holder’s entire tax liability, and such Holder would remain liable for the timely payment of any remaining tax liability.

Backup Withholding. To prevent backup withholding on payments made to each surrendering U.S. Holder, each such U.S. Holder should either (x) provide such Holder’s correct taxpayer identification number (“TIN”) by completing an IRS Form W-9, certifying that (1) such Holder is a “United States person” (as defined in section 7701(a)(30) of the Code), (2) the TIN provided is correct (or that such U.S. Holder is awaiting a TIN) and (3) that such U.S. Holder is not subject to backup withholding because: (a) such Holder is exempt from backup withholding, (b) such Holder has not been notified by the IRS that such Holder is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified such U.S. Holder that he, she or it is no longer subject to backup withholding, or (y) otherwise establish an exemption. Otherwise, backup withholding may apply until such Holder furnishes such Holder’s TIN (and, if such Holder has not already done so, the completed IRS Form W-9 described above). If a tendering U.S. Holder does not provide the correct TIN or an adequate basis for exemption, such Holder may be subject to a $50 penalty imposed by the IRS, and payments made with respect to the tendered Debentures may be subject to backup withholding. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS.

Certain U.S. Holders (including, among others, corporations) are exempt recipients not subject to backup withholding requirements. To avoid possible erroneous backup withholding, exempt U.S. Holders, while not required to file IRS Form W-9, should complete and return the IRS Form W-9 (checking the “Exempt” box on its face).

To prevent backup withholding, non-U.S. Holders should (i) submit a properly completed IRS Form W-8BEN, certifying under penalties of perjury to the holder’s foreign status or (ii) otherwise establish an exemption.

11. Additional Information. The Company and Host Hotels & Resorts, Inc. are subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the United States Securities and Exchange Commission (“SEC”). Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the SEC’s Public Reference Room at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such material may also be accessed electronically by means of the SEC’s Internet site at www.sec.gov. Such reports and other information concerning the Company and Host Hotels & Resorts, Inc. may also be inspected at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition.

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2009;

•	All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•

All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Repurchase Notice and prior to 5:00 p.m., New York City time, on the Repurchase Notice Date;

•	The description of the Common Stock and the Debentures contained in the Company’s Registration Statement on Form S-3 filed with the SEC on July 8, 2004, as amended; and

•

The description of Common Stock contained in Host Hotel & Resorts, Inc.’s Registration Statements on Form 8-A filed with the SEC on November 18, 1998 and amended on December 28, 1998, including the descriptions incorporated therein and any amendment or report filed for the purpose of updating that description.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. If a material change occurs in the information set forth in this Company Repurchase Notice, we will amend the Schedule TO accordingly.

12. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

13. Definitions. All capitalized terms used but not specifically defined in this Company Repurchase Notice shall have the meanings given to such terms in the Thirteenth Supplemental Indenture, the Indenture and the Debentures.

14. Conflicts. In the event of any conflict between this Company Repurchase Notice on the one hand and the terms of the Thirteenth Supplemental Indenture, the Indenture or the Debentures or any applicable laws on the other hand, the terms of the Thirteenth Supplemental Indenture, the Indenture or the Debentures or applicable laws, as the case may be, will control.

None of the Company or its employees or the board of directors, officers and employees of Host Hotels & Resorts, Inc. are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Debentures for purchase pursuant to this Company Repurchase Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Debentures for purchase and, if so, the principal amount of Debentures to surrender based on their own assessment of current market value and other relevant factors.

HOST HOTELS & RESORTS, L.P.

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the board of directors and the executive officers of Host Hotels & Resorts, Inc., the general partner of the Company.

Directors

Name	Title

Richard E. Marriott	Chairman of the Board of Directors

W. Edward Walter	President, Chief Executive Officer and Director

Robert M. Baylis	Director

Willard W. Brittain	Director

Terence C. Golden	Director

Ann McLaughlin Korologos	Director

John B. Morse, Jr.	Director

Gordon H. Smith	Director

Executive Officers

Name	Title

Elizabeth A. Abdoo	Executive Vice President, General Counsel and Secretary

Minaz Abji	Executive Vice President, Asset Management

Joanne G. Hamilton	Executive Vice President, Human Resources

Larry K. Harvey	Executive Vice President and Chief Financial Officer

Gregory J. Larson	Executive Vice President, Corporate Strategy and Fund Management

James F. Risoleo	Executive Vice President, Chief Investment Officer

Brian G. Macnamara	Senior Vice President and Corporate Controller

The business address of each person set forth above is c/o Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817 and the telephone number is 240-744-1000.